Exhibit 99.1

FOR IMMEDIATE RELEASE

May 8, 2007

THE WALT DISNEY COMPANY REPORTS HIGHER SECOND QUARTER

EARNINGS AND STRONG SEGMENT OPERATING INCOME GROWTH

•	EPS for the second quarter increased 19% to $0.44 compared to $0.37 in the prior-year quarter

•	Growth for the second quarter reflected strong operating results across all segments

BURBANK, Calif. – The Walt Disney Company today reported earnings for the second quarter and six months ended March 31, 2007. Diluted earnings per share (EPS) for the second quarter increased 19% to $0.44, compared to $0.37 in the prior-year quarter, reflecting growth at each operating segment. For the six-month period, diluted EPS increased to $1.24, compared to $0.74 in the prior-year period.

Results for the six-month period of fiscal 2007 included gains on sales of our interests in E! Entertainment and Us Weekly totaling $1.1 billion and an equity-based compensation plan modification charge of $48 million associated with the planned ABC Radio transaction, which were all recognized in the first quarter of fiscal 2007. The prior-year six-month period included gains on sales of a Spanish cable equity investment and Discover Magazine totaling $70 million, which were both recognized in the first quarter of fiscal 2006. Collectively, these items increased EPS for the current and prior-year six-month periods by $0.30 and $0.02, respectively. Excluding these items, EPS increased 31% to $0.94 from $0.72 in the prior-year six-month period.

During the first six months of fiscal 2007, the Company repurchased 96 million shares for approximately $3.3 billion, of which 67 million shares for $2.3 billion were purchased in the second quarter. On May 1, 2007, the Board of Directors of the Company increased the share repurchase authorization to a total of 400 million shares.

“I’m pleased to report another excellent quarter, with double digit increases in earnings per share as well as operating income across all of our business segments,” said Robert A. Iger, president and CEO. “Disney’s second quarter results confirm the strength of our strategic vision and the quality of the management team that is executing on it.”

The following table summarizes the second quarter and six-month results for fiscal 2007 and 2006 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 31, 2007	April 1, 2006	Change	March 31, 2007	April 1, 2006	Change
Revenues	$8,073	$8,027	1%	$17,798	$16,881	5%
Segment operating income (1)	$1,789	$1,434	25%	$3,783	$2,813	34%
Net income	$931	$733	27%	$2,632	$1,467	79%
Diluted EPS	$0.44	$0.37	19%	$1.24	$0.74	68%
Cash provided by operations	$2,244	$1,602	40%	$2,760	$2,181	27%
Free cash flow (1)	$1,943	$1,343	45%	$2,214	$1,719	29%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.

SEGMENT RESULTS

The following table summarizes the second quarter and six months segment operating results for fiscal 2007 and 2006 (in millions):

	Quarter Ended			Six Months Ended
	March 31, 2007	April 1, 2006	Change	March 31, 2007	April 1, 2006	Change
Revenues:
Media Networks	$3,561	$3,551	—%	$7,472	$7,225	3%
Parks and Resorts	2,446	2,251	9%	4,935	4,653	6%
Studio Entertainment	1,550	1,774	(13)%	4,183	3,819	10%
Consumer Products	516	451	14%	1,208	1,184	2%

	$8,073	$8,027	1%	$17,798	$16,881	5%

Segment operating income:
Media Networks	$1,175	$969	21%	$1,925	$1,575	22%
Parks and Resorts	254	214	19%	659	589	12%
Studio Entertainment	235	147	60%	839	275	>100%
Consumer Products	125	104	20%	360	374	(4)%

	$1,789	$1,434	25%	$3,783	$2,813	34%

Media Networks

Media Networks revenues for the quarter were flat at $3.6 billion and segment operating income increased 21% to $1.2 billion. The following table provides further detail of Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 31, 2007	April 1, 2006	Change	March 31, 2007	April 1, 2006	Change
Revenues:
Cable Networks	$1,899	$1,772	7%	$3,991	$3,637	10%
Broadcasting	1,662	1,779	(7)%	3,481	3,588	(3)%

	$3,561	$3,551	—	$7,472	$7,225	3%

Segment operating income:
Cable Networks	$963	$809	19%	$1,416	$1,181	20%
Broadcasting	212	160	33%	509	394	29%

	$1,175	$969	21%	$1,925	$1,575	22%

Cable Networks

Operating income at Cable Networks increased $154 million to $963 million for the quarter primarily due to growth at ESPN and, to a lesser extent, the international Disney Channels. The growth at ESPN was driven by higher affiliate revenues due to contractual rate increases and subscriber growth, higher advertising sales and lower costs, partially offset by higher revenue deferrals related to programming commitments. Lower costs reflected the airing of one fewer regular season NFL game and the benefit of the transition of ESPN’s mobile phone operations to a licensing model. Revenue deferrals for the quarter increased by $85 million compared to the prior-year quarter primarily due to annual programming commitments in new affiliate contract provisions. The deferred revenues are expected to be recognized in the second half of the fiscal year. The increase at the international Disney Channels was primarily due to subscriber growth and a settlement of a claim in the bankruptcy of a distributor, partially offset by higher programming and other costs.

Broadcasting

Operating income at Broadcasting increased $52 million to $212 million for the quarter primarily due to fewer hours of sports programming and strong international and domestic syndication sales of ABC Studios productions, led by the returning series Desperate Housewives, Lost, and Grey’s Anatomy, and new series Ugly Betty and Brothers and Sisters. These increases were partially offset by increased costs associated with the Disney-branded mobile phone service.

The Broadcast revenue decline was driven by the absence of the Super Bowl, three less College Bowl games and fewer hours of other sports programming at the ABC Television Network. In primetime, lower ratings were essentially offset by higher sold inventory and higher advertising rates.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 9% to $2.4 billion and segment operating income increased 19% to $254 million. Segment operating income growth reflected increases at Disneyland Resort Paris, Disneyland Resort, and Walt Disney World, partially offset by a decline at Hong Kong Disneyland.

Operating income growth at Disneyland Resort Paris, Disneyland Resort and Walt Disney World was due to increased guest spending, driven by higher average ticket prices and average daily room rates, and increased attendance, partially offset by higher operating costs at Walt Disney World and Disneyland Resort Paris. Higher operating costs at Walt Disney World were primarily due to labor cost inflation, new guest offerings, marketing and volume-related costs. Higher operating costs at Disneyland Resort Paris were driven by volume-related costs, marketing and labor cost inflation. Costs at the domestic resorts benefited from lower pension and post-retirement medical costs.

Studio Entertainment

Studio Entertainment revenues for the quarter decreased 13% to $1.6 billion and segment operating income increased 60% to $235 million. The decrease in revenues was primarily due to international theatrical distribution reflecting the strong performance of The Chronicles of Narnia: The Lion, The Witch and The Wardrobe and Chicken Little in the prior-year quarter, as well as fewer titles in release in the current quarter.

Segment operating income growth was primarily due to improved domestic theatrical distribution results driven by a better-performing slate of titles in the current quarter and lower distribution expense due to timing of releases. Significant current-quarter releases included Wild Hogs and Bridge to Terabithia while the prior-year quarter included Eight Below and Shaggy Dog. The revenue decline in international theatrical distribution was largely offset by lower distribution costs, participation expense and production cost amortization resulting from fewer titles in the current quarter.

Consumer Products

Consumer Products revenues for the quarter increased 14% to $516 million and segment operating income increased 20% to $125 million.

The increase in segment operating income for the quarter was primarily due to growth in earned royalties across multiple product categories at Merchandise Licensing, including the strong performance of Cars merchandise. Revenues also increased at Disney Interactive Studios (formerly Buena Vista Games) due to higher sales of self-published titles but were largely offset by higher costs of goods sold, product development spending and marketing costs.

OTHER FINANCIAL INFORMATION

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	March 31, 2007	April 1, 2006
Interest expense	$(167)	$(187)
Interest and investment income	37	42

Net interest expense	$(130)	$(145)

Net interest expense decreased $15 million driven by lower average debt balances, partially offset by a $12 million recovery in the prior-year quarter in connection with the Company’s leveraged lease investment with United Airlines which had been written off previously.

Income Taxes

The effective income tax rate for the quarter increased to 38.7% from 35.2% in the prior-year quarter. The increase was due to an adjustment to previously recognized tax benefits with respect to Hong Kong Disneyland and a reduction in the benefits from an exclusion of certain foreign source income.

The exclusion of certain foreign source income was repealed on a phase-out basis as part of the American Jobs Creation Act of 2004. No exclusion is available for transactions originating after the first quarter of fiscal 2007.

Cash Flow

Cash provided by operations and free cash flow are detailed below (in millions):

	Six Months Ended
	March 31, 2007	April 1, 2006	Change
Cash provided by operations	$2,760	$2,181	$579
Investments in parks, resorts and other property	(546)	(462)	(84)

Free cash flow (1)	$2,214	$1,719	$495

(1)	Free cash flow is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations increased by $579 million to $2.8 billion primarily due to higher operating performance at Studio Entertainment and Media Networks and lower NFL payments, partially offset by higher income tax payments due to the strong operating performance.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment are as follows (in millions):

	Six Months Ended
	March 31, 2007	April 1, 2006
Media Networks	$73	$73
Parks and Resorts:
Domestic	269	224
International	127	120

Total Parks and Resorts	396	344

Studio Entertainment	34	16
Consumer Products	11	4
Corporate	32	25

Total investments in parks, resorts and other property	$546	$462

Depreciation expense is as follows (in millions):

	Six Months Ended
	March 31, 2007	April 1, 2006
Media Networks
Cable Networks	$42	$39
Broadcasting	50	51

Total Media Networks	92	90

Parks and Resorts
Domestic	396	409
International	147	136

Total Parks and Resorts	543	545

Studio Entertainment	16	11
Consumer Products	9	10
Corporate	66	65

Total depreciation expense	$726	$721

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	March 31, 2007	Sept. 30, 2006	Change
Current portion of borrowings	$2,399	$2,682	$(283)
Long-term borrowings	10,290	10,843	(553)

Total borrowings	12,689	13,525	(836)
Less: cash and cash equivalents	(2,182)	(2,411)	229

Net borrowings (1)	$10,507	$11,114	$(607)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The total borrowings shown above include $3,373 million and $3,242 million attributable to Euro Disney and Hong Kong Disneyland as of March 31, 2007 and September 30, 2006, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $468 million and $599 million as of March 31, 2007 and September 30, 2006, respectively. The reduction in borrowings was primarily due to the repayment of medium-term notes in accordance with scheduled maturities and the redemption of quarterly interest bonds in the first quarter.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items related to dispositions, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or income before income taxes and minority interests as determined in accordance with GAAP. Earnings per share excluding certain items related to dispositions, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items related to dispositions – The Company uses earnings per share excluding certain items related to dispositions to evaluate the performance of the Company’s operations exclusive of the impact of significant dispositions of interests in businesses. During the current six months, significant impacts included gains on sales of equity investments in E! Entertainment and Us Weekly and a charge related to modification of equity-based compensation plans in connection with the ABC Radio transaction. In the prior six month period, significant impacts included gains on sales of a Spanish cable equity investment and Discover Magazine. The Company believes that earnings per share exclusive of these impacts is useful to investors, particularly where the impact of those items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale of interests in businesses from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items related to dispositions:

	Six Months Ended
	March 31, 2007	April 1, 2006	Change
Diluted EPS as reported	$1.24	$0.74	68%
Exclude:
Gains on sales of equity investments and business	(0.31)	(0.02)
Equity-based compensation plan modification charge	0.01	—

Diluted EPS excluding certain items related to dispositions	$0.94	$0.72	31%

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to income before income taxes and minority interests is as follows (in millions):

	Quarter Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Segment operating income	$1,789	$1,434	$3,783	$2,813
Corporate and unallocated shared expenses	(132)	(138)	(238)	(242)
Amortization of intangible assets	(3)	(2)	(6)	(5)
Equity-based compensation plan modification charge	—	—	(48)	—
Gains on sales of equity investments and business	—	—	1,052	70
Net interest expense	(130)	(145)	(287)	(308)

Income before income taxes and minority interests	$1,524	$1,149	$4,256	$2,328

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, May 8, 2007, at 1:30 PM PST/4:30 PM EST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 22, 2007 at 4:00 PM PST/7:00 PM EST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments;

•	technological developments; and

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 and in subsequent reports on Form 10-Q under Item 1A, “Risk Factors”.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Revenues	$8,073	$8,027	$17,798	$16,881

Costs and expenses	(6,540)	(6,841)	(14,549)	(14,534)

Gains on sales of equity investments and business	—	—	1,052	70

Net interest expense	(130)	(145)	(287)	(308)

Equity in the income of investees	121	108	242	219

Income before income taxes and minority interests	1,524	1,149	4,256	2,328

Income taxes	(590)	(404)	(1,616)	(833)

Minority interests	(3)	(12)	(8)	(28)

Net income	$931	$733	2,632	1,467

Earnings per share:
Diluted(1)	$0.44	$0.37	$1.24	$0.74

Basic	$0.46	$0.38	$1.28	$0.76

Weighted average number of common and common equivalent shares outstanding:
Diluted	2,129	1,990	2,138	1,994

Basic	2,039	1,924	2,049	1,932

(1)

The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $6 million and $11 million for the quarter and six months ended March 31, 2007, respectively, and $6 million and $11 million for the quarter and six months ended April 1, 2006, respectively.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except per share data)

	March 31, 2007	Sept. 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$2,182	$2,411
Receivables	4,949	4,707
Inventories	622	694
Television costs	625	415
Deferred income taxes	592	592
Other current assets	544	743

Total current assets	9,514	9,562
Film and television costs	5,183	5,235
Investments	903	1,315
Parks, resorts and other property, at cost
Attractions, buildings and equipment	29,326	28,843
Accumulated depreciation	(14,489)	(13,781)

	14,837	15,062
Projects in progress	1,004	913
Land	1,193	1,192

	17,034	17,167
Intangible assets, net	2,916	2,907
Goodwill	22,701	22,505
Other assets	1,354	1,307

	$59,605	$59,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,396	$5,917
Current portion of borrowings	2,399	2,682
Unearned royalties and other advances	2,482	1,611

Total current liabilities	10,277	10,210
Borrowings	10,290	10,843
Deferred income taxes	2,646	2,651
Other long-term liabilities	3,521	3,131
Minority interests	1,128	1,343
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.5 billion shares at March 31, 2007 and September 30, 2006	23,537	22,377
Retained earnings	22,625	20,630
Accumulated other comprehensive income (loss)	16	(8)

	46,178	42,999
Treasury stock, at cost, 531.4 million shares at March 31, 2007 and 436.0 million shares at September 30, 2006	(14,435)	(11,179)

	31,743	31,820

	$59,605	$59,998

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Six Months Ended
	March 31, 2007	April 1, 2006
OPERATING ACTIVITIES

Net income	$2,632	$1,467

Depreciation and amortization	732	726
Gains on sales of equity investments and business	(1,052)	(70)
Deferred income taxes	(125)	(103)
Equity in the income of investees	(242)	(219)
Cash distributions received from equity investees	203	226
Minority interests	8	28
Net change in film and television costs	38	160
Equity-based compensation	230	187
Other	106	51
Changes in operating assets and liabilities:
Receivables	(222)	(124)
Inventories	72	(15)
Other assets	133	(17)
Accounts payable and other accrued liabilities	(35)	202
Income taxes	282	(318)

Cash provided by operations	2,760	2,181

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(546)	(462)
Proceeds from sales of equity investments and business	1,530	81
Acquisitions	(167)	(11)
Proceeds from sales of fixed assets and other	133	9

Cash provided (used) by investing activities	950	(383)

FINANCING ACTIVITIES
Commercial paper borrowings, net	134	1,600
Borrowings	186	415
Reduction of borrowings	(1,260)	(1,678)
Dividends	(637)	(519)
Repurchases of common stock	(3,256)	(1,697)
Equity partner contribution	—	52
Exercise of stock options and other	894	337

Cash used by financing activities	(3,939)	(1,490)

Increase (decrease) in cash and cash equivalents	(229)	308
Cash and cash equivalents, beginning of period	2,411	1,723

Cash and cash equivalents, end of period	$2,182	$2,031